FOR IMMEDIATE RELEASE

Middlesex Water Company CREDIT RATING
UPGRADED by Standard & poor’s

ISELIN, NJ August 24, 2015 -- Middlesex Water Company (NASDAQ: MSEX) today announced that Standard & Poor’s (S&P) upgraded Middlesex Water’s issuer credit rating to ‘A’ from ‘A-’. S&P stated that the ratings upgrade reflects its view of the Company’s improving management of regulatory risk that is expected to result in less volatile profitability measures, moderately improved cash flow measures and the ability to consistently earn closer to its authorized returns. S&P also revised its ratings outlook on the Company to ‘Stable’ from ‘Positive,’ reflecting an expectation of the Company’s ability to sustain its moderately improved financial measures and effectively manage regulatory risk in New Jersey and Delaware.

The S&P ratings upgrade follows the Company’s recent announcement that the New Jersey Board of Public Utilities had approved a $5 million increase in annual base water rates for its customers in central New Jersey. S&P also revised the ratings on the Company’s senior secured first mortgage bonds to ‘A+’ from ‘A’.

“We are pleased that S&P has recognized the results of our diligent management of risk, and their recognition of further opportunity to improve on metrics relevant to their evaluation of credit quality,” said Middlesex Water Chairman, President and CEO Dennis W. Doll.

About Middlesex Water Company

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies. To learn more about Middlesex Water, including information about its Direct Share Purchase and Sale and Dividend Reinvestment Plan, visit the Investor Relations section at www.middlesexwater.com or call (732) 638-7549.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company,

(732) 638-7549

www.middlesexwater.com